Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Announces Upcoming Investor Conference

EXTON, PA, November 15, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced that management will be presenting a West business overview at the upcoming Jefferies 2017 London Healthcare Conference, at the Waldorf Hilton Hotel in London, UK, at 8:40 a.m. GMT on Thursday, November 16, 2017.

A live audio webcast of the presentation and a copy of the presentation will be accessible from the Company’s website at www.westpharma.com/en/investors.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2016 net sales of $1.5 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.